Exhibit 99.4

January 22, 2021

Baker Brothers Investments

860 Washington St, 3rd Floor

New York, NY 10014

Re: [redacted] Director and Observer [redacted] Rights

Ladies and Gentlemen:

In connection with the 27,457,400 series C preferred shares with a nominal value of £0.0001 each in the share capital of Immunocore Holdings Limited (the “Company”) held by funds advised by Baker Bros. Advisors LP (“BBA”) (together, the “Shares”), the parties to this letter agreement (the “Letter Agreement”) hereby set forth herein and further agree as follows:

1.	[redacted]

2.          BBA Director [redacted] Rights post IPO. In addition to the rights of BBA with respect to designating directors described in the Charter and the shareholders’ agreement relating to the Company dated as of the date of this Letter Agreement (the “SHA”), following an IPO and until such time as BBA no longer holds at least 75% of the Shares (as adjusted for stock splits, recapitalizations and other similar events), or at least 75% of the Ordinary Shares issued upon conversion of such Shares (as adjusted for stock splits, recapitalizations and other similar events) (the “Relevant Time”) and subject to compliance at the time with all applicable securities laws and regulations, at any time that a representative of BBA is not serving on the Board of Directors of the Company (the “Board”), the Company agrees (at BBA’s sole choice as to which option to elect) to either:

2.1        recommend that its shareholders vote in favour of any resolution of the shareholders proposed at an annual general meeting of the Company elect or re-elect a representative of BBA as a director of the Company (subject to compliance by the Board with their fiduciary duties and duties to act in the best interests of the Company when making such a recommendation). With effect from the Relevant Time, BBA shall, following a request in writing from the Company, procure, in so far as it is legally able to do so, that any such representative of BBA resigns forthwith as a director of the Company without seeking compensation for loss of office and waiving all claims that such director may have against the Company in connection therewith; or

2.2        invite a representative of BBA to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other material that it provides to its directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege. Such representatives may participate in discussions of matters brought to the Board, provided, however, any representative of BBA will agree to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Letter Agreement.

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3.	[redacted]

4.	[redacted]

5.	[redacted]

6.          Registration Rights. Any time after the expiration of the Registration Rights (as defined in the SHA) pursuant to the terms of the SHA, if so requested by BBA, the Company will enter into a registration rights agreement with BBA substantially in the form attached to this Letter Agreement which will afford BBA certain affiliate shelf registration rights.

7.          This Letter Agreement may not be amended as to BBA or Company except by a written instrument signed by BBA and the Company and shall be governed by, and construed in accordance with, English law, and each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this summary of terms or its subject matter or formation (including non- contractual disputes or claims).

Very truly yours,

IMMUNOCORE HOLDINGS LIMITED

By:	/s/ Bahija Jallal
BAHIJA JALLAL
DIRECTOR

667, L.P.

BY: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Scott Lessing
President

AGREED AND ACCEPTED:

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BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Scott Lessing
President

APPENDIX: Form of Affiliate Registration Rights Agreement

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